Exhibit 10.1

PURCHASE AGREEMENT FOR PURCHASE OF

PARTICIPATION INTEREST IN LOAN

THIS AGREEMENT is made effective the 17th day of December    , 2004, by and between MidFirst Bank (“Purchaser”), a federally chartered savings association and Liberty National Life Insurance Company (“Seller”), an Alabama corporation.

WITNESSETH:

WHEREAS, Seller is the owner of a certain participation interest in a certain commercial loan (“Participation Interest”) in the original principal amount of $22,500,000 to MSI 83 King, L.L.C. (“83 King Loan”) secured by certain real property collateral described on Exhibit “A” attached hereto;

WHEREAS, Purchaser desires to purchase the Participation Interest in the 83 King Loan; and

WHEREAS, Purchaser, as Lender, and Seller, as Participant, have previously entered into a Loan Participation Agreement covering the 83 King Loan being identified on Exhibit “B” attached hereto (the “LPA”), and upon the closing of the purchase of the 83 King Loan, the LPA shall be terminated, and Purchaser, as Lender in the LPA shall be released from any and all liability from inception and forever, and for every cause whatsoever.

WHEREAS, Seller desires to sell the Participation Interest to Purchaser on terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and promises hereinafter contained, the parties agree as follows:

AGREEMENT

1. Sale of Participation Interest. Seller agrees to sell and Purchaser agrees to purchase all of Seller’s right, title and interest in the Participation Interest, without warranty or recourse, except as otherwise set forth herein.

2. Purchase Price. The total purchase price for the Participation Interest purchased in the 83 King Loan is Seventeen Million, One Hundred Thousand and No/100 Dollars ($17,100,000). Purchaser and Seller shall comply with all applicable laws and regulations with respect to the sale and transfer of the Participation Interest. Seller and Purchaser understand and agree that there are no commitments or obligations on the part of the Seller to sell, or the Purchaser to purchase, any other participation interests in any other existing commercial loans wherein Purchaser is the Lender and Seller is the Participant.

3. Assignment of Participation Interest. Seller shall on the Transfer Date execute and cause to be delivered to Purchaser for the Participation Interest purchased, an original assignment from Seller, as assignor, to Purchaser, as assignee, duly executed, attested and acknowledged and otherwise in form acceptable to Purchaser.

4. Title. Seller agrees to provide, or cause to be provided, on or before December 27, 2004, to Purchaser, at Seller’s cost, but with Purchaser’s assistance, with down date title insurance commitment to endorse (“down date endorsement”), the existing mortgagee’s title policy for the 83 King Loan, the review of which must be acceptable to Purchaser in all respects. If Purchaser’s review of the down date endorsement, is unacceptable to Purchaser, Purchaser shall, on or before December 31, 2004, notify Seller, and Purchaser may terminate this Agreement, at Purchaser’s sole option, by notice to Seller.

5. Transfers. Upon the date the Participation Interest is transferred from Seller to Purchaser, which date shall be on or before December 31, 2004, if not terminated by Purchaser in accordance with Section 4 hereof (“Transfer Date”), Purchaser shall pay the Purchase Price to Seller. Seller shall physically deliver to Purchaser the following documents for the Participation Interest:

(a)	Original executed Assignment of the Participation Interest purchased.

(b)	Termination Agreement for the Loan Participation Agreement.

(c)	Original down date endorsements.

(d)	Release and Satisfaction Agreement acceptable to Purchaser.

(e)	Such other documents as Purchaser may reasonably require.

Seller shall pay all title and closing costs, except that Seller and Purchaser shall pay their respective attorney’s fees.

6. Obligations of Seller. Seller covenants and agrees as follows:

(a)	Should Seller receive any notice or other information concerning the Participation Interest purchased by Purchaser after the Transfer Date, Seller shall promptly forward such notices or other information to Purchaser.

(b)	Seller agrees to cooperate with Purchaser to the extent required by law or by any government agency or any private insurance carrier, to complete necessary reporting forms associated with such agency and any other insurance carriers and to do any other acts reasonably required of Seller by Purchaser to complete the transfer of the Participation Interest to Purchaser, including giving proper notice that the Participation Interest has been assigned to Purchaser.

(c)	Seller shall warrant and defend title of the Purchaser in the Participation Interest and at any time upon request of Purchaser, Seller shall, at its expense do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such acts, deeds, assignments, releases, transfers, conveyances, power of attorney or other instruments and assurances as may be reasonably necessary or proper for the purpose of fully effectuating the assignment, transfer and conveyance of the Participation Interest to Purchaser and the vesting of title thereto to Purchaser.

(d)	Seller agrees that Seller will not modify, cancel, extend or otherwise change in any manner any of the terms, covenants, or conditions of any of the Loan Documents nor enter into any other agreements affecting the Participation Interest without the prior written consent of Purchaser. Seller further agrees that it will take no collection action on the Participation Interest after the effective date hereof.

(e)	Seller will indemnify, defend and hold Purchaser harmless from and against any and all claims, loss, costs or damage, including, without limitation, reasonable attorney’s fees and expenses arising out of Seller’s failure to perform any of its obligation under this Agreement or arising out of the falsity, incorrectness or incompleteness in any material respect of any covenant, representation or warranty given by Seller herein.

(f)	On the Transfer Date, Seller shall release and forever discharge the Purchaser, both as Lender under the LPA, and hereunder, the Purchaser’s agents, servants, employees, officers, attorneys, successors and assigns from all damage, loss, claims, demands, liabilities, obligations, actions and causes of action whatsoever which the Seller as Participant and hereunder, might now have or claim to have against the Purchaser, including this Agreement, whether presently known or unknown and of every nature and extent whatsoever on account of or in any way concerning, arising out of or founded on the LPA and this Agreement including, without implied limitation, all such loss or damage of any kind heretofore sustained or that might arise as a consequence of the dealings between the parties.

7.	Seller’s Warranties and Representations. Seller warrants and represents the following:

(a)	Seller is the legal and beneficial owner and holder of the Participation Interest.

(b)	Seller has the right, power, legal capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder. This Agreement has been duly and validly executed and delivered by Seller, constituted the valid, legal and binding agreement of Seller, and is enforceable against Seller in accordance with its terms. No approval of any person or entity is required for the execution of this agreement by Seller or the consummation of any of the transactions contemplated under this agreement.

(c)	Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama.

(d)	No claim or defense exists as to any of the Participation Interest referenced herein, which would defeat Purchaser’s right to purchase the Participation Interest. Seller has made no prior pledge, sale or assignment of the Participation Interest.

(e)	Purchaser has made no representations, guarantees or assurances whatsoever as to the expected or projected profitability, return, success, performance result, effect, consequence or benefit (whether legal, regulatory, tax, financial, accounting, or otherwise) of the sale hereunder. Seller will be relying upon its own judgment and its own advisors with respect to the sale hereunder and Seller has not sought and is not relying on any information provided by Purchaser as a courtesy to Seller with respect to the sale hereunder. All terms of, and the documentation evidencing this Agreement have been the result of arm’s length negotiations between the parties.

(f)	The Participation Interest is eligible under this Agreement for purchase on the Transfer Date.

All representations and warranties contained herein or otherwise made in writing pursuant hereto are now true and correct and shall be true and correct as of the Transfer Date with the same force and effect as though made at such time. All of said representations and warranties shall survive the consummation of the transaction contemplated hereby.

8. Purchaser’s Covenants. Purchaser covenants and agrees as follows:

(a)	Purchaser agrees to abide by and be bound by the terms and conditions in all documents evidencing and relating to any Loan purchased hereunder.

9. Purchaser’s Warranties and Representations. Purchaser warrants and represents the following:

(a)	Purchaser is a federally chartered savings association duly organized and validly existing.

(b)	Purchaser is duly authorized to enter into this Agreement and has complied with all laws, statutes, rules, regulations, charter provisions, articles and bylaws to which it may be subject.

(c)	The duties and obligations of Purchaser under this Agreement are the valid, binding, and enforceable duties and obligations of Purchaser and compliance with these duties and obligations will not conflict with, result in a breach of, or default under or be adversely affected by any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules, or regulations to which Purchaser is a party or by which its properties of assets are bound.

All representations and warranties contained herein or otherwise made in writing pursuant hereto are now true and correct and shall be true and correct as of the Transfer Date with the same force and effect as though made at such time. All of said representations and warranties shall survive the consummation of the transaction contemplated hereby.

10. Brokerage Commissions. Seller and Purchaser represent and warrant to each other that they have not dealt with any broker, agent or finder, licenses or otherwise, in connection with the sale and purchase of the Participation Interest. Seller and Purchaser shall indemnify and hold each other free and harmless from any and all costs, liability, causes of action or proceedings instituted by any agent, broker or finder, licensed or otherwise, not disclosed herein through, under or by reason of the conduct of Seller or Purchaser in connection with the purchase of the Participation Interest.

11. Assignment. Purchaser may assign or transfer this Agreement or any rights or benefits under this Agreement to any person or entity without the prior written approval of Seller.

12. Notices. All notices required or permitted under this agreement shall be in writing, and except as otherwise provided herein, shall be effective upon receipt via facsimile, personal delivery to Seller or Purchaser, or three (3) days after being deposited in the United States mail, registered or certified, with postage fully prepaid and addressed to the respective parties as follows:

Seller:	Liberty National Life Insurance Company
3700 S. Stonebridge Drive
Post Office Box 8080
McKinney, Texas 75070
Attention: Mr. Russell Tucker

Purchaser:	MidFirst Bank
501 N.W. Grand Blvd.
Oklahoma City, Oklahoma 73118
Attention: Legal Department

or to such other addresses as either party shall, from time to time, specify in the manner provided herein.

13. Interpretation. The headings in this Agreement are for convenience only and shall not define or limit the provisions hereof. This Agreement shall be construed according to its ordinary meaning and shall not be strictly construed for or against any party hereto.

14. Governing Law. This Agreement shall be governed by the laws of the State of Oklahoma. The parties agree that proper venue and jurisdiction shall reside in state or federal district court in Oklahoma County, Oklahoma.

15. Binding Effect and Waiver. All of the terms, covenants and conditions herein contained shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. Any modification or waiver of any term of this agreement, including a modification or a waiver of this term, must be in writing signed by the party or parties against which enforcement of the modification or waiver is sought.

16. Entire Agreement. This agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and all prior and contemporaneous agreements, representations and understandings, written or oral, are hereby superceded and merged into this Agreement. The parties hereto agree to execute such additional documents and to perform such additional acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

17. Claims of Action. If any party shall bring suit to enforce the terms and provisions hereof, the prevailing party shall be entitled to recover from the other party all costs, expenses and reasonable attorneys’ fees incurred in connection with the exercise by the prevailing party of its rights and remedies hereunder. For purposes of this paragraph, the term “prevailing party” shall mean, in the case of the claimant, one who is successful in obtaining substantially all the relief sought, and in the case of the defendant or respondent, one who is successful in denying substantially all of the relief sought by the claimant. Any award of attorneys’ fees shall be set by the court and not by a jury.

18. Severability. Should any term, provision, covenant or condition of this Agreement be void, invalid or inoperative, the same shall not affect any other term, provision, covenant or condition of this Agreement but the remainder thereof shall be given effect as though such void, invalid or inoperative term, provision, covenant or condition had not been contained herein. This Agreement may be executed in counterpart and each such counterpart, when taken together with all other counterparts, shall be deemed one and the same original document.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the day and year first above written.

SELLER:		PURCHASER:
Liberty National Life Insurance Company		MidFirst Bank

By:	/s/ Larry M. Hutchison	By:	/s/ Jeff Records
Title:	Executive Vice President and	Title:	President
General Counsel

Exhibit A

Lots 1 through 3, Block 327, Seattle Tide Lands;

Situate in the City of Seattle, County of King, State of Washington

Exhibit B

Loan Participation Agreement dated July 7, 2000; Borrower: MSI 83 King, L.L.C.